Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACT:
InSite Vision Incorporated	Lippert/Heilshorn & Associates, Inc.	Lippert/Heilshorn & Associates, Inc
S. Kumar Chandrasekaran, CEO	Bruce Voss (bvoss@lhai.com)	Chenoa Taitt (ctaitt@lhai.com)
Sandra Heine, Director of Finance	Jody Cain (jcain@lhai.com)	Michael Hopkins (mhopkins@lhai.com)
(510) 865-8800	(310) 691-7100	(212) 838-3777
www.insitevision.com	www.lhai.com	www.lhai.com

INSITE VISION FILES IND APPLICATION FOR ISV-403

Filing Marks Milestone in Licensing Agreement

Clinical Testing to Begin During the 2003 Second Quarter

ALAMEDA, Calif. (February 11, 2003)—InSite Vision Incorporated (AMEX: ISV)—an ophthalmic therapeutics, diagnostics and drug-delivery company, today announced an investigational new drug (IND) application for ISV-403 for the treatment of ocular bacterial infections has been filed with the U.S. Food and Drug Administration (FDA). The company expects to initiate a Phase I clinical trial with ISV-403, an InSite Vision drug being developed under a licensing agreement with Bausch & Lomb Incorporated, during the second quarter of 2003. As a result of reaching the IND filing milestone, InSite Vision will receive a preferred equity investment from Bausch & Lomb.

Due to InSite Vision’s patented drug delivery technology, DuraSite®, ISV-403 may allow for lower dosing regimens than competing products for the treatment of ocular bacterial infections. The antibacterial compound in ISV-403 is a fourth-generation fluoroquinolone, licensed from Japan’s SSP, Co., Ltd. Preclinical studies with ISV-403 indicate that the drug candidate may be effective against bacteria that are resistant to currently marketed fluoroquinolone products.

“We had very productive discussions with FDA last month, which led to this IND filing ahead of schedule,” said S. Kumar Chandrasekaran, Ph.D., InSite Vision’s president and chief executive officer. “We greatly appreciate SSP’s support and responsiveness related to the chemical compound, which helped us to achieve this milestone.”

Under terms of the licensing agreement announced in August 2002, InSite Vision is responsible for the clinical development of ISV-403 through New Drug Application (NDA) approval from the FDA, with Bausch & Lomb responsible for subsequent commercial manufacturing and marketing. Bausch & Lomb will make preferred equity investments in InSite Vision as product milestones are achieved. The licensing agreement grants Bausch & Lomb exclusive rights to ISV-403 in all geographies excluding Japan, and with shared selling rights in Asia. Additional terms of the agreement have not been disclosed.

Bausch & Lomb Vice President of Global Pharmaceuticals Gary M. Phillips, M.D., said, “The filing of the IND application is an important next step in the process and demonstrates that the project is moving forward as planned.”

According to a study by Frost and Sullivan, the worldwide ophthalmic antibiotic market was estimated at $650 million in 2001, of which fluoroquinolone product sales were an estimated $240 million.

InSite Vision’s DuraSite is comprised of a cross-linked carboxyl-containing polymer that incorporates a drug to be delivered to the eye. The formulation is installed as a small volume eye drop inside the lower eyelid and remains in the eye for up to several hours, during which time the active drug ingredient is gradually released. This increased residence time is designed to permit lower concentrations of a drug to be administered over a longer period of time, thereby minimizing the inconvenience of frequent dosing and reducing potential related adverse side effects. Conventional eye drops typically only last a few minutes in the eye and thus require delivery of a highly concentrated burst of drug and frequent administration to sustain therapeutic levels.

InSite Vision is an ophthalmic products company focused on glaucoma, ocular infections and retinal diseases. In the area of glaucoma, the Company conducts genomic research using TIGR and other genes. A portion of this research has been incorporated into the Company’s OcuGene™ glaucoma genetic test for disease management, as well as ISV-205, its novel glaucoma therapeutic. In December 2002, InSite Vision reached an agreement with SIFI S.p.A, a leading Italian ophthalmic pharmaceutical company, for them to be the exclusive manufacturer, distributor and promoter of OcuGene in Italy. ISV-205 uses InSite Vision’s proprietary DuraSite® drug-delivery technology, which also is incorporated into the ocular infection products ISV-401 and ISV-403, and InSite Vision’s retinal disease program. Additional company information can be found at www.insitevision.com.

This press release may contain among other things certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision. Such statements entail a number of risks and uncertainties, including but not limited to, market acceptance of our products including ISV-403; our ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including with respect to ISV-403; our reliance on third parties for the development, marketing and sale of our products; and the initiation and results of preclinical and clinical studies and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its report on Form 10-Q for the quarter ended September 30, 2002. Any projections in this release are based on limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision will not necessarily update the information, since InSite Vision may only provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later that the information provided today is still valid. Such information speaks only as of the date of this release.

Note to Editors: OcuGene is written with a “small cap” G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this advisory are the intellectual property of their respective owners.

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